Exhibit 99.n

CONSENT OF CLIFFORD CHANCE US LLP

We hereby consent to the references to our firm under the caption “Legal Counsel” in each of the Prospectus and the Statement of Additional Information comprising a part of Post-Effective Amendment No. 13 to the Form N-2 Registration Statement of Morgan Stanley Prime Income Trust, File No. 333-67701.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Clifford Chance US LLP
New York, New York
January 28, 2008